UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 21, 2005

Date of Report (Date of earliest event reported)

Presstek, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	0-17541 (Commission File Number)	02-0415170 (I.R.S. Employer Identification No.)

55 Executive Drive Hudson, New Hampshire 03051-4903

(Address of Principal Executive Offices)

(603) 595-7000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

On March 21, 2005, Presstek, Inc. (the “Company”) announced that its Board of Directors voted to create the position of Lead Director of the Board of Directors, to be selected from among the directors serving on the Board, and appointed John W. Dreyer to serve as Lead Director. A copy of the press release announcing these events is attached hereto as Exhibit 99.1.

The Lead Director will assist the Board of Directors in managing, coordinating and responding to issues related to corporate governance, setting meeting agendas and other related corporate matters. Additionally, the Lead Director will serve as an advisor to the Chief Executive Officer and the Board of Directors with respect to the strategic direction and business goals of the Company, and will act as the primary liaison between the Company’s management and the Board of Directors.

Upon his appointment as Lead Director, Mr. Dreyer received a fee of approximately $10,000 for the period from March 21, 2005 to the Company’s 2005 Annual Meeting of Stockholders, and also received fully vested options to purchase 50,000 shares of the Company’s common stock pursuant to the Company’s 2003 Stock Option and Incentive Plan at an exercise price of $7.74 per share. Upon reelection at the 2005 Annual Meeting of Stockholders, Mr. Dreyer will receive a payment of $50,000 representing the annual fee for his new term as Lead Director in addition to continuing to receive all director compensation customarily paid by the Company to its non-employee directors.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1	Press release of Presstek, Inc. dated March 24, 2005. Filed herewith.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESSTEK, INC.
Date: March 24, 2005	By:	/s/ Moosa E. Moosa
Moosa E. Moosa
Executive Vice President – Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Presstek, Inc. dated March 24, 2005. Filed herewith.